Exhibit 10.6

ADDENDUM TO ORIGINAL LEASE

COME NOW, both the Lessor (Kurt F. Evans and/or Lela S. Evans, d/b/a Evans Family Investments), and the Lessee (Lakeland Industries, Inc.), and to the original Lease Agreement dated August 1, 2001, with the parties agreeing that this Addendum shall be made a part of the original Lease Agreement as though fully incorporated herein, with the parties agreeing to the following provisions:

1. The “Original Lease” shall be extended per its exact same terms with the following agreed upon Addendum:

a) Effective August 1, 2007, Lessee shall pay to Lessor the sum of Eight thousand ($8,000) dollars per month beginning August 1, 2007 and for an agreed upon term of five (5) years;

b) Lessee shall have the option to renew the original Lease as well as this Addendum provided that they pay the new amount of Eight thousand eight hundred ($8,800) dollars beginning August 1, 2012, for an additional five-year term;

c) Lessee shall be further granted the option to purchase the leased premises located at 2401 Southwest Parkway, St. Joseph, Missouri, for the amount of Eight hundred thousand ($800,000) dollars, which shall be the net to Lessor with Lessee agreeing to pay any closing costs, real estate agent fees, title insurance or any other expenses or costs related to the finalization of any such sale by Lessor to Lessee.

IN WITNESS WHEREOF, the parties hereto set their hands, having read and fully understanding and acknowledging the contents of this Addendum and accept this Addendum as a further extension of the original Lease Agreement, on this 31st day of January, 2007.

KURT F. EVANS
d/b/a EVANS FAMILY INVESTMENTS

By:	/s/ Kurt F. Evans
Kurt F. Evans, Lessor

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Christopher J. Ryan, Lessee